July 21, 2025

NXG NextGen Infrastructure Fund

4925 Greenville Avenue

Suite 1310

Dallas TX 75206

Attn: Blake Nelson

RE: NXG NextGen Infrastructure Fund (NXG) – Rights Offer

Dear Mr. Nelson:

This will serve as the Agreement between EQ Fund Solutions, LLC (“EQ Fund Solutions”) and NXG NextGen Infrastructure Fund (the “Client”), pursuant to which EQ Fund Solutions will serve the Client as Information Agent for a Rights Offer (the “Offer”) for the Client.

1.	Services:

As Information Agent, EQ Fund Solutions will handle the following services and they will be performed promptly and diligently in compliance with all applicable laws and regulations. These services include, but are not limited to:

▪	Provide strategic counsel to the Client and its advisors on the execution of the steps to best ensure the success of the Offer.

▪	Develop a timeline, detailing the logistics and suggested methods for communications regarding the Offer.

▪	Coordinate the ordering and receipt of the Depository Trust Company participant list(s) and non-objecting beneficial owner (NOBO) list(s).

▪	Typeset and place any summary advertisement in publications selected by the Client.

▪	Contact the reorganization departments at all banks and brokerage firms to determine the number of holders and quantity of materials needed.

▪	Coordinate the printing of sufficient documents for the eligible universe of holders (if requested).

▪	Complete the mailing of needed Offer materials to any registered holders.

▪	Distribute the Offer materials to banks and brokers in sufficient quantities for all of their respective holders, and follow up to ensure the correct processing of such by each firm.

▪	Distribute the documents directly to the decision maker at each major institutional holder, if any, to avoid the delay associated with the materials being filtered through the holders’ custodian bank or brokerage firm.

▪	Establish a dedicated toll-free number to answer questions, provide assistance and fulfill requests for Offer materials.

▪	If requested, conduct an outbound phone campaign to the targeted universe of holders to confirm receipt and understanding of the Offer materials.

▪	Maintain contact with the bank and broker reorganization departments for ongoing monitoring of responses to the Offer.

▪	Provide feedback to the Client and its advisors as to responses to the Offer.

2.	Fees and Expenses:

a)	EQ Fund Solutions agrees to complete the work described above for a base fee of $14,500.

b)	Out-of-pocket expenses incurred by EQ Fund Solutions in providing the services described above shall be reimbursed by the Client, and will include such charges as search notification, postage, messengers, warehouse charges and overnight couriers, other expenses incurred by EQ Fund Solutions in obtaining or converting depository participant listings, transmissions from Broadridge Financial Solutions (“Broadridge”), shareholder and/or NOBO’s list processing. The estimated amount of such expenses is $750. EQ Fund Solutions shall not incur more than $750. of such expenses without prior written approval by the Client.

c)	If applicable, outgoing calls or received calls for record or beneficial owners of the Client, including NOBO’s, will be charged at a fee of $5.00 per successful contact. A charge of $0.15 per call will be charged for each unsuccessful attempt to contact a shareholder. In addition, directory assistance will be charged at a rate of $0.60 per look-up. A charge of $0.07 per minute will be invoiced to cover telecommunications line charges incurred during the telephone solicitation campaign in connection with the Offer. EQ Fund Solutions may require an advance to cover call center charges prior to the commencement of calls. EQ Fund Solutions will notify the Client should such advance be required, and a separate invoice will be prepared and sent to the Client.

d)	A data processing fee of $600 will be incurred for receiving, converting and processing electronic lists of registered holders and or NOBO lists. If such lists are to be used for telephone solicitation efforts, an additional $110 per hour will be invoiced for additional data processing time. The fee of $600 would also apply if a dedicated toll free line is set-up to take incoming calls from shareholders. A toll-free number would not be assigned without prior consent from the Client.

3.	Billing and Payment:

a)	An invoice for the agreed base fee of $14,500 is attached and EQ Fund Solutions requires that the signed contract and this base fee be received by our office upon execution of this agreement. Out-of-pocket expenses, fees for completed phone calls, set-up and other fees relating to the toll-free number, and charges for telephone look-ups will be invoiced to the Client after the completion of the project.

b)	Banks, brokers and proxy intermediaries will be directed to send their invoices directly to the Client for payment. EQ Fund Solutions will, if requested, assist in reviewing and approving any or all these invoices.

c)	EQ Fund Solutions reserves the right to receive advance payment for any individual out-of-pocket charge anticipated to exceed $500 before incurring such expense. EQ Fund Solutions will advise the Client by e-mail or fax of any such request for an out-of-pocket advance.

4.	Records:

Copies of supplier invoices and other back-up material in support of EQ Fund Solutions’ out-of-pocket expenses will be promptly provided to the Client upon request.

5.	Confidentiality:

(a) Each party (the “Receiving Party”) acknowledges that it may acquire or have access to Confidential Information (as defined below) of the other party (the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose Confidential Information to any other person, and shall not use Confidential Information for any purposes other than in connection with the performance of its obligations under this Agreement; provided that the Receiving Party shall be permitted to disclose Confidential Information pursuant to (i) the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure); or (ii) upon the request or demand of any regulatory authority having jurisdiction over the Receiving Party (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure). The Receiving Party shall safeguard the Confidential Information to the same extent that it safeguards its own confidential information of a like nature and in any event with not less than a reasonable degree of care. “Confidential Information” means, as to the Disclosing Party (as defined below) and, if applicable, its affiliates: (i) information concerning the business of the Disclosing Party and, if applicable, its affiliates (including, without limitation, business, financial, technical, and other information marked or designated by such Party as “confidential” or “proprietary”, historical financial statements, financial projections and budgets, audits, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, and customer agreements); (ii) information that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; (iii) information, including account information, relating to the shareholders of the Disclosing Party; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party (as defined below), its affiliates, employees, agents, and representatives containing or based, in whole or in part, on any or all of the foregoing; provided that Confidential Information shall not include any information that (x) is or becomes (through no improper action or inaction of the Receiving Party) generally available to the public; (y) was rightfully disclosed to the Receiving Party by a third party without a breach of any confidentiality obligations hereunder; or (z) was independently developed by the Receiving Party without reference to or use of any Confidential Information.

(b) Compliance With Privacy Laws and Regulations

EQ Fund Solutions agrees to take commercially reasonable steps to comply with the requirements of all applicable state and federal laws and regulations regarding the security, protection and confidentiality of personal information, as amended from time to time. EQ Fund Solutions further agrees to comply with Massachusetts General Law, c. 93H and implementing regulations thereunder, including 201 CMR 17.00 et. seq. (together with the laws and regulations referenced in the first sentence, collectively, the “Privacy Laws”). EQ Fund Solutions agrees to notify the Client promptly of any failure to comply with the Privacy Laws.

To the extent that the Client or Client affiliates (collectively, the “Client Affiliates”) provide EQ Fund Solutions with or EQ Fund Solutions has access to (either orally, in hard copy, electronic format or otherwise) any personal information (as defined in the Privacy Laws) (“PI”), EQ Fund Solutions agrees not to disclose or use any such PI for any purpose except to the extent necessary to carry out the purposes for which Client Affiliates disclosed the PI or as permitted by law in the ordinary course of business to carry out those purposes. Unless pre-approved in writing by the Client, EQ Fund Solutions further agrees not to disclose PI to any third parties provided, however, that EQ Fund Solutions may disclose PI on a “need to know” basis to auditors and attorneys retained by EQ Fund Solutions (the “Representatives”) that have agreed in writing to keep such information confidential on terms substantially similar to those set forth herein. EQ Fund Solutions agrees to cooperate with the Client’s reasonable requests for information concerning EQ Fund Solutions’ policies and procedures for the protection and safeguarding of PI.

Any and all data provided to EQ Fund Solutions is, and shall remain at all times, the exclusive property of the Client. Subject to any federal, state or regulatory requirements concerning records retention or as otherwise directed by the Client, EQ Fund Solutions shall either return or destroy all PI (except for one copy as required by law, regulation or professional standards) once EQ Fund Solutions no longer requires the PI to provide the products and/or services hereunder and EQ Fund Solutions shall promptly retrieve, deliver, and destroy all data and copies thereof in its possession upon the earliest of the requirements of this Agreement, the Client’s request, or the termination of this Agreement. Notwithstanding any other provision in this Agreement, EQ Fund Solutions shall not possess or assert any lien against or to the Client data.

c. Establishment of a Comprehensive Written Information Security Program

EQ Fund Solutions agrees that it has established and will maintain and comply with written policies and procedures which are reasonably designed to comply with Privacy Laws concerning the protection and safeguarding of PI. Without limiting any requirements under Privacy Laws, such policies and procedures shall address: (i) administrative, technical, and physical safeguards for the protection of the Client records and data that contain PI; (ii) detection of any unauthorized access to or use of PI for unauthorized purposes; and (iii) the proper destruction of such materials so that the information contained therein cannot be practicably read or reconstructed.

In order to aid the Client with its compliance with applicable Privacy Laws, EQ Fund Solutions agrees to: (i) upon written request, provide certifications of compliance with Privacy Laws, including without limitation, certification that EQ Fund Solutions maintains, monitors and complies with a written information security program which is reasonably designed to comply with applicable Privacy Laws; (ii) allow the Client Affiliates, at their expense, the right to audit EQ Fund Solutions’ compliance; and (iii) cooperate with the Client’ reasonable requests for information concerning EQ Fund Solutions’ policies and procedures.

d. Notification of any Security Incident

EQ Fund Solutions agrees that it will notify the Client in writing in the most expedient time possible and without delay of any actual loss of, unauthorized disclosure, access or use of any data or any facilities associated therewith, or any other incident which may compromise the security, integrity or confidentiality of the PI or Confidential Information. EQ Fund Solutions shall reasonably cooperate with the Client’s investigation and response to each actual threat to the security, confidentiality or integrity of PI or Confidential Information.

e. Restriction on Transferability of Data Furnished by the Client to EQ Fund Solutions

In the event the Client pre-approves EQ Fund Solutions disclosing PI to third parties, EQ Fund Solutions understands and agrees that this Agreement governs EQ Fund Solutions’ right to subcontract, transfer, forward, or in by any means share PI received from the Client. EQ Fund Solutions agrees to (i) ensure any person to whom EQ Fund Solutions discloses PI is compliant with Privacy Laws, (ii) conduct a reasonable investigation of any person to whom EQ Fund Solutions discloses PI to verify that such person with access to PI has the capacity to protect such PI, and (iii) contractually require any person to whom EQ Fund Solutions discloses PI to comply with Privacy Laws and provide notification to EQ Fund Solutions of any failure to comply with Privacy Laws or any incident that may threaten the confidentiality, security or integrity of PI.

6.	Indemnification:

(a) The Client agrees to indemnify and hold EQ Fund Solutions and all of its affiliates, agents, directors, officers and employees harmless against any loss, claim, demand, action, suit, damage, liability or expense (including, without limitation, reasonable legal and other related fees and expenses (collectively, “Liabilities”) arising out of this Agreement, including, without limitation, any Liability arising directly from material misstatements or omissions in the applicable Client Prospectuses, Statements of Additional Information, proxy statements, proxy solicitation materials, reports to shareholders or other materials prepared by the Client or its agents (other than EQ Fund Solutions) for distribution to the shareholders of the Client or any negligent actions or inactions by the Client or any of its agents or contractors (other than EQ Fund Solutions); except to the extent that such Liabilities are the result of willful misfeasance, bad faith or gross negligence of EQ Fund Solutions, its officers, directors, employees or agents, in the performance of its duties or obligations under this Agreement or from the reckless disregard by EQ Fund Solutions, its officers, directors, employees or agents of its duties and obligations under this Agreement. At its election, the Client may assume the defense and settlement of any such action. EQ Fund Solutions hereby agrees to advise the Client of any such liability or claim promptly after receipt of the notice thereof; provided however, that EQ Fund Solutions' right to indemnification hereunder shall not be limited by its failure to promptly advise the Client of any such liability or claim, except to the extent that the Client is prejudiced by such failure. Any settlement, unless it is solely monetary in nature, shall be subject to EQ Fund Solutions' prior consent, which consent shall not be unreasonably withheld or delayed.

(b) EQ Fund Solutions agrees to indemnify and hold the Client and all of its affiliates, agents, trustees, officers and employees harmless against: (i) any Liabilities arising out of the performance of this Agreement, including any Liability arising directly from material misstatements or omissions in any and all offering or solicitation materials (including scripts) prepared by EQ Fund Solutions for distribution to the shareholders of the Client and utilized by EQ Fund Solutions without the written approval of the Client and any or all representations made by EQ Fund Solutions to the extent such representations differ from the offering or solicitation materials approved by the Client; and (ii) any Liabilities resulting from the willful misfeasance or gross negligence of EQ Fund Solutions, its officers, directors, employees or agents in the performance of their duties or obligations under this Agreement or from the reckless disregard by the Client, its officers, trustees, employees or agents of its duties and obligations under this Agreement. At its election, EQ Fund Solutions may assume the defense of any such action. The Client hereby agrees to advise EQ Fund Solutions of any such liability or claim promptly after receipt of the notice thereof; provided however, that the Client’s right to indemnification hereunder shall not be limited by its failure to promptly advise EQ Fund Solutions of any such liability or claim, except to the extent that EQ Fund Solutions is prejudiced by such failure.

(c)        This indemnity shall survive the termination of this Agreement or the resignation or removal of EQ Fund Solutions hereunder.

7.	Termination:

EQ Fund Solutions’ appointment under this Agreement shall be effective as of the date of this letter and will continue thereafter until the termination or completion of the assignment, or until such date as EQ Fund Solutions may complete the duties requested by the Client or its counsel. To the extent the Offer does not occur, EQ Fund Solutions will return to the client the Base Fee less any reasonable out-of-pocket expenses incurred by EQ Fund Solutions hereunder through the date of the termination hereof.

8.       Governing Law:

This Agreement will be governed and construed in accordance with the laws of the State of New York for contracts made and to be performed entirely in New York, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto, except that EQ Fund Solutions may neither assign its rights nor delegate its duties without the Client's prior written consent.

If you are in agreement with the above, kindly sign a copy of this agreement in the space provided for that purpose below and return copy to us. Additionally, an invoice for the base fee is attached and EQ Fund Solutions requires that the base fee be received by it upon execution of this agreement.

Sincerely,

EQ FUND SOLUTIONS, LLC

/s/ Paul J. Torres
Name: Paul J. Torre
Title: President

Agreed to and accepted as of the date set forth on this agreement:

NXG NextGen Infrastructure Fund

By;	Brad Mead, Chief Compliance Officer

/s/ Brad Mead
Authorized Signature

07/21/2025
Date